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                                                                    EXHIBIT 12.1


                    PROASSURANCE CORPORATION AND SUBSIDIARIES
                         EARNINGS TO FIXED CHARGE RATIO
       HISTORICAL RATIO FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND
                 THE YEARS ENDED DECEMBER 31, 1998 THROUGH 2002
        PRO FORMA RATIO FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002
                                 (in thousands)


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                                             PRO FORMA RATIOS                           HISTORICAL RATIOS
                                           ---------------------  -----------------------------------------------------------------
                                              NINE                 NINE
                                             MONTHS     YEAR      MONTHS                         YEAR ENDED
                                             ENDED     ENDED       ENDED    -------------------------------------------------------
                                           9/30/2003  12/31/2002  9/30/03     2002       2001        2000       1999         1998
                                           ---------  ----------  --------  --------   --------    --------    --------    --------
DENOMINATOR--FIXED CHARGES:
Interest expense, including amortization
 of capitalized expenses related to debt   $   3,425   $   4,561 $  2,257   $  2,875   $  2,591    $     --    $     --    $     --
Interest within rental expense                   986       1,423      986      1,423        911         281         332         237
                                           ---------  ---------- --------   --------   --------    --------    --------    --------
         Fixed Charges                     $   4,411   $   5,984 $  3,243   $  4,298   $  3,502    $    281    $    332    $    237
                                           =========  ========== ========   ========   ========    ========    ========    ========
NUMERATOR--EARNINGS, AS ADJUSTED:

Income before taxes, minority interest,
 and cumulative effect                     $  30,469   $  11,924 $ 31,637   $ 13,610   $ 10,969    $ 28,300    $ 63,160    $ 66,202
Fixed charges                                  4,411       5,984    3,243      4,298      3,502         281         332         237
Other required adjustments                        69          12       69         12       (312)       (218)        (18)       (181)
                                           ---------  ---------- --------   --------   --------    --------    --------    --------
         Earnings as defined in Item 503
         of Reg. S-K                       $  34,949   $  17,920 $ 34,949   $ 17,920   $ 14,159    $ 28,363    $ 63,474    $ 66,258
                                           =========  ========== ========   ========   ========    ========    ========    ========
EARNINGS TO FIXED CHARGES RATIO                 7.92        2.99    10.78       4.17       4.04      100.94      191.19      279.57
                                           =========  ========== ========   ========   ========    ========    ========    ========
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